UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Chairman of the Board Compensation

On May 31, 2006, the Board of Directors appointed James E. Ousley to serve as the Company’s Non-Executive Chairman of the Board. Mr. Ousley is not an employee or officer of the Company. In connection with this appointment, the Compensation Committee of the Board of Directors approved the following compensation package for Mr. Ousley as Non-Executive Chairman of the Board:

•	Aggregate annual cash retainer of $50,000 (which amount includes the $15,000 annual cash retainer he receives as a non-employee director);

•	Attendance at each meeting of the Board of Directors (in person) of $3,000;

•	Attendance at each meeting of the Board of Directors (by telephone) of $2,500; and

•	A grant of options to purchase 75,000 shares of common stock at an exercise price of $1.94 per share, the closing price of the common stock on May 26, 2006.

Amended Employment Agreement

The information regarding the executive’s amended Employment Agreement referred to in Item 5.02(c) below is incorporated in this Item 1.01 by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) On May 31, 2006, the Board of Directors of SAVVIS, Inc., a Delaware corporation (the “Company”), accepted the resignation of John M. Finlayson as a member of the Board of Directors of the Company and as President and Chief Operating Officer of the Company effective immediately.

(c) On May 31, 2006, the Board of Directors appointed Jonathan C. Crane President of the Company and accepted his resignation as Chairman of the Board, effective immediately. Mr. Crane will remain a member of the Board of Directors of the Company. In connection with his appointment as President, the Compensation Committee of the Board agreed to amend Mr. Crane’s employment agreement to increase his base salary to $425,000 per year and to reimburse him for reasonable living expenses for six months prior to his relocation to St. Louis. Mr. Crane has also been granted an additional 800,000 restricted stock units that will vest over four years provided that the Company meets certain performance criteria, and he was also granted options to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $1.89 per share, the closing price of the common stock on May 25, 2006.

In addition, on May 31, 2006, the Board of Directors appointed James E. Ousley, a member of the Company’s Board of Directors since April 2002, to serve as the Company’s Non-Executive Chairman of the Board. Mr. Ousley is not an employee or officer of the Company.

Since joining the Company in March 2006, Mr. Crane, 56, has served as an officer of the Company with the title Chairman of the Board. Prior to joining the Company, Mr. Crane served as Chief Strategy Officer-Executive Vice President, Corporate Development at MCI, Inc. from January 2003 to January 2006. While serving in this capacity, Mr. Crane also served as President, International and Wholesale Markets for MCI from May 2004 to October 2004, and in 2003, he served as MCI’s Executive Vice President, Marketing. Furthermore, Mr. Crane served as Chairman of the Board of Digex, Inc., an enhanced hosting company, during 2003. Upon rejoining MCI in January 2002, Mr. Crane served as Chief of Staff- Sales and then President- Sales, Marketing and Customer Service until his appointment as Chief Strategy Officer in January 2003. Prior to joining MCI, Mr. Crane served as Chief Executive Officer of Adero, Inc. from 1999 to 2001, and he served as Chief Executive Officer of Marcam Solutions, Inc. from 1997 to 1999. Mr. Crane received a B.A. degree in History from Dartmouth College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: June 2, 2006	By:	/s/ Jeffrey H. VonDeylen
	Name:	Jeffrey H. VonDeylen
	Title:	Chief Financial Officer